Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-260828
Prospectus Supplement No. 9
(To Prospectus dated April 20, 2022)

SCIENCE 37 HOLDINGS, INC.

This Prospectus Supplement No. 9 (the “Prospectus Supplement”) updates, amends and supplements the prospectus of Science 37 Holdings Inc. (the “Company,” “we,” “us,” and “our”), dated April 20, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260828). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K announcing the resignation of a director and the appointment of a director to the Company's Board of Directors to fill the newly created vacancy, filed with the Securities and Exchange Commission on October 5, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Company’s common stock is listed on the Nasdaq Stock Market LLC under the symbol “SNCE.” On October 3, 2022, the closing price of our common stock was $1.69.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2022

SCIENCE 37 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39727	84-4278203
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Park Offices Drive, Suite 3606 Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

(984) 377-3737
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Common stock, par value $0.0001 per share	SNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2022, Adam Goulburn notified Science 37 Holdings, Inc. (the “Company”) of his decision to resign from the Board of Directors (the “Board”) of the Company and from the Nominating and Corporate Governance Committee of the Board, in each case effective as of September 30, 2022. Mr. Goulburn’s resignation was not the result of any disagreements with the Company.

On September 30, 2022, the Board (i) appointed Paul von Autenried as a Class II director to fill the vacancy left by Mr. Goulburn’s resignation. The Board has not yet determined the committees of the Board on which Mr. von Autenried is expected to serve. Mr. von Autenried’s compensation will be consistent with the terms of the Company’s standard compensatory arrangements for non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 23, 2022, under the heading “Director Compensation Program.” Mr. von Autenried is expected to enter into the Company’s standard indemnification agreement for directors and officers in the form filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-4/A (File No. 333- 258205), filed with the SEC on August 31, 2021. There are no transactions between Mr. von Autenried and the Company that would be reportable under Item 404(a) of Regulation S-K.

Mr. von Autenried, 61, served as the Chief Information Officer and an Executive Committee member of Bristol Myers Squibb Company, a publicly-traded biopharmaceutical company from 2011 through 2022, and prior to that role, he held various leadership positions since 1996. Prior to joining Bristol Myers Squibb, from 1991 through 1996, he served as Director of Technology at Kraft General Foods. Mr. von Autenried received a Bachelor of Electrical Engineering degree and a Master of Science in Computer Science degree from Stevens Institute of Technology in 1983 and 1986 respectively. Mr. von Autenried is a board member of QuickBase, and a board advisor for several other privately held technology companies, including Intelepeer, SafeGuard Cyber, and Dotmatics. Mr. von Autenried has also served on the board of several non-profit entities, and is currently on the board of PennMedicine Princeton Healthcare.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company, dated October 5, 2022, announcing Mr. von Autenried’s appointment is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference as if fully set forth herein.

The information under this Item 7.01 and the press release attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release, dated October 5, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Science 37 Holdings, Inc.

Date:	October 5, 2022	By:	/s/ Christine Pellizzari
		Name:	Christine Pellizzari
		Title:	Chief Legal Officer